                                                                                            Exhibit (d)(4)

ECI TELECOM LTD.

NOTICE OF ISSUANCE OF RESTRICTED SHARES

AND RESTRICTED SHARES AGREEMENT

Notice is hereby given of the following issuance of restricted shares (the “Restricted Shares”) of ECI Telecom Ltd. (the “Company”) as part of the Company’s Offer to Exchange Restricted Stock for Certain Option Rights:

Name of Grantee:_________________________________________________________________________________________________

Issuance Date:___________________________________________________________________________________________________

Issuance Price: for no consideration

Number of Restricted Shares:_______________________________   Ordinary Shares

Vesting Schedule. Subject to accelerated vesting upon a Change in Control (as defined and set forth in the Plan) and the further provisions of this Notice, a number of whole Restricted Shares as close as possible to 50% of the Restricted Shares shall vest on June 3, 2007, and a number of whole Restricted Shares as close as possible to 6.25% of the Restricted Shares shall vest on the last day of the next eight calendar quarters, beginning with June 30, 2007 (each such date, a “Vesting Date”):

Restricted Shares Subject to Plan. Grantee understands and agrees that the Restricted Shares are issued subject to and in accordance with the terms of the ECI TELECOM LTD. EMPLOYEE RESTRICTED SHARE INCENTIVE PLAN 2005 (the “Primary Plan”) and the 2005 SUB-PLAN (UNITED STATES) (the “Sub-Plan” and, together with the Primary Plan, the “Plan”). Grantee further agrees to be bound by the terms of the Plan and hereby acknowledges receipt of a copy of the Primary Plan in the form attached hereto as Exhibit A and a copy of the Sub-Plan in the form attached hereto as Exhibit B. If there is any conflict between the terms and conditions of the Plan and this Notice, the terms and conditions of the Plan, as interpreted by the Board of Directors, shall govern.

Compliance with Laws. The issuance of the Restricted Shares and the exercise of the rights attached therein shall be subject to compliance by the Company and Grantee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such exercise and issuance.

Notices. Any notice required to be given or delivered to the Company under the terms of this Notice shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below Grantee’s signature line in this Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

Integration.  This Notice contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Notice, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

Construction. This Notice and the Restricted Shares evidenced hereby are made and issued pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Notice shall be conclusive and binding on all persons having an interest in the Restricted Shares.

Successors and Assigns. Except to the extent otherwise provided in the Plan, the provisions of this Notice shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Grantee, Grantee’s assigns and the legal representatives, heirs and legatees of Grantee’s estate.

Obligation to Notify. If Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), then, within 30 days of making such election, Grantee shall notify the Company of such election and shall remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to such inclusion in Grantee’s income. Grantee acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Section 83(b) and to determine the advantages and disadvantages of the election, even if Grantee requests the Company or its representatives to make this filing on his or her behalf.

Governing Law. The interpretation, performance and enforcement of this Notice shall be governed by the laws of the State of Israel.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the Plan.

DATED: ____________________

ECI TELECOM LTD.
By:
Martin Ossad, Adv.

Title:	Corporate Vice President and General Counsel

Grantee Name:
ID no.:
Signature: